Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Subsidiaries

PLACE OF INCORPORATION

1.	CRIC (China) Information Technology Co., Ltd.	British Virgin Islands

2.	E-House (China) Information Technology Service Limited	British Virgin Islands

3.	Status Company Limited	British Virgin Islands

4.	Richpoint Overseas Limited	British Virgin Islands

5.	Portal Overseas Limited	British Virgin Islands

6.	Hong Kong CRIC Information Company Limited	Hong Kong

7.	China Real Estate Business Network Technology Limited	Hong Kong

8.	Status Holding Limited	Hong Kong

9.	CRIC Information Technology Limited	Hong Kong

10.	Portal Holdings Limited	Hong Kong

11.	Shanghai CRIC Information Technology Co., Ltd.	PRC

12.	Chengdu CRIC Information Technology Co., Ltd.	PRC

13.	Wuhan CRIC Information Technology Co., Ltd.	PRC

14.	Shenzhen Fangyou Software Technology Co., Ltd.	PRC

15.	Shanghai CRIC Software Technology Co., Ltd.	PRC

16.	Shanghai Ruizhe Information Technology Co., Ltd.	PRC

17.	Guangzhou Real Estate Business Network Software Technology Co., Ltd.	PRC

18.	Shanghai Yifang Software Co., Ltd.	PRC

19.	Shanghai Shinelend Property Management Co., Ltd.	PRC

Consolidated Affiliated Entities

PLACE OF INCORPORATION

1.	Shanghai Tian Zhuo Advertising Co., Ltd.	PRC

2.	Shanghai Landpro Advertising Design and Consulting Co., Ltd.	PRC

3.	Guangzhou Integrated Residential Building Industry Facility Co., Ltd.	PRC

4.	Wushi Consolidated (Beijing) Advertising Media Co., Ltd.	PRC

5.	Xi’an Wushi Consolidated Advertising Media Co., Ltd.	PRC

6.	Wushi Consolidated (Tianjin) Advertising Media Co., Ltd.	PRC

7.	Qingdao Wushi Consolidated Advertising Media Co., Ltd.	PRC

8.	Wushi Consolidated (Chengdu) Advertising Media Co., Ltd.	PRC

9.	Shenyang Wushi Consolidated Advertising Media Co., Ltd.	PRC

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